Exhibit 99.1

February 27, 2012	MEDIA AND INVESTOR RELATIONS CONTACT:	Jonni Anwar
	Phone:	303/605-1868
	24-Hour:	303/887-5419

DCP MIDSTREAM PARTNERS REPORTS FOURTH QUARTER AND YEAR END 2011 RESULTS

•	Financial results in line with 2011 DCF forecast

•	Declared increase in quarterly distribution

•	Completed previously announced contribution of 49.9 percent interest in East Texas joint venture

•	Announced agreement with DCP Midstream for the contribution of the remaining 66.7 percent interest in Southeast Texas Joint Venture

DENVER – DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and twelve months ended December 31, 2011. The table below reflects results for the three and twelve months ended December 31, 2011 and 2010 on a consolidated basis and results for the 2010 periods as originally reported.

FOURTH QUARTER AND YEAR END SUMMARY RESULTS

	Three Months Ended December 31, (2)			Year Ended December 31, (2)
	2011	2010	As Reported in 2010	2011	2010(3)		As Reported in 2010(3)
	(Unaudited)
	(Millions, except per unit amounts)
Net (loss) income attributable to partners	$(1.5)	$4.3	$0.3	$100.4	$62.4		$48.0
Net (loss) income per limited partner unit – basic	$(0.19)	$(0.12)	$(0.12)	$1.73	$0.86		$0.86
Net (loss) income per limited partner unit – diluted	$(0.18)	$(0.12)	$(0.12)	$1.72	$0.86		$0.86
Adjusted EBITDA(1)	$49.8	$43.0	$39.0	$179.4	$157.6		$143.2
Adjusted net income attributable to partners(1)	$24.4	$19.9	$15.9	$79.9	$66.4		$52.0
Adjusted net income per limited partner unit(1) – basic and diluted	$0.39	$0.28	$0.28	$1.26	$0.97		$0.97
Distributable cash flow(1)	$37.4	* *	$27.9	$150.4	*	*	$108.5

(1)	Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.
(2)	In January 2011, the Partnership completed the acquisition of a 33.33 percent interest in DCP Southeast Texas Holdings, GP from DCP Midstream, LLC (“DCP Midstream”), in a transaction between entities under common control. This transfer of net assets between entities under common control was accounted for as if the transaction had occurred at the beginning of the period, and prior years were retrospectively adjusted to furnish comparative information similar to the pooling method. In addition, results are presented as originally reported in 2010 for comparative purposes.

(3)	2010 results include a $9.1 million non-cash step acquisition – equity interest re-measurement gain attributable to our acquisition of an additional 50% interest in Black Lake on July, 2010.
**	For periods prior to 2011, distributable cash flow has not been calculated under the pooling method.

2011 AND RECENT HIGHLIGHTS

In addition to achieving our distributable cash flow and distribution growth forecast, we successfully delivered on the key elements of our business plan.

•	We returned to a model of consistent quarterly distribution growth.

•

We continued executing our multi-faceted growth strategy, with an emphasis on co-investment with our general partner. Co-investment opportunities announced to date are approximately $700 million and have included:

•	Third party acquisition of the fee-based DJ Basin fractionators

•	Completion of Wattenberg fee-based NGL pipeline expansion project

•	Commencement of construction of the fee-based 200 MMcf per day natural gas processing plant in the Eagle Ford shale

•	Acquisition of the remaining 49.9% interest in the East Texas joint venture from our general partner, DCP Midstream

•	Announced acquisition of the remaining 66.7% interest in the Southeast Texas joint venture from our general partner, DCP Midstream

•

In addition to co-investment, we continue to capture growth opportunities in our footprint. We announced an expansion plan for the Discovery natural gas gathering pipeline system in the deepwater Gulf of Mexico, which will provide fee-based margins under long-term contracts.

•	We executed our post-acquisition integration efforts according to plan

•	Our strong capital markets execution positions us well in terms of both liquidity and cost of capital to execute on our growth plans, including co-investment opportunities with our general partner.

•	We entered into a new $1 billion, five-year senior unsecured revolving credit facility.

•	We raised $170 million in capital through a successful public equity offering and our “at-the-market” equity program.

In summary, we believe that our solid results in 2011 continue to build on a proven track record of success.

CONTRIBUTION OF THE REMAINING 66.7 PERCENT INTEREST IN THE SOUTHEAST TEXAS JOINT VENTURE

We are announcing today that we have signed an agreement with DCP Midstream for the contribution of its remaining 66.7 percent interest in the Southeast Texas joint venture for $240 million. As part of the dropdown, DCP Midstream will take approximately 20% of the total consideration in common units of the Partnership.

The DCP Southeast Texas joint venture is a fully integrated midstream business. Assets in the joint venture include:

•	675 miles of natural gas pipelines

•	Three natural gas processing plants totaling 400 MMcf per day of processing capacity

•	Natural gas storage assets with 9 Bcf of high deliverability salt dome storage capacity

•	Favorable access to interstate and intrastate industrial gas markets

•	NGL market deliveries direct to Exxon Mobil and to Mont Belvieu via our Black Lake NGL pipeline

This immediately accretive transaction, which is expected to close by the second quarter of 2012, provides long-term cash flows to support continued distribution growth. It represents another example of continued co-investment opportunities with our general partner.

CEO PERSPECTIVE

“Financial results and distribution growth were in line with our 2011 forecast, delivering a distribution coverage ratio of 1.1 times for the year”, said Mark Borer, president and CEO of the Partnership. “We are pleased to have reached an agreement with our general partner, DCP Midstream, for the contribution to the Partnership of its remaining interest in Southeast Texas, which will provide immediately accretive cash flows to support continued distribution growth. With the accelerating growth opportunities announced by our general partner, we remain optimistic about our capital and distribution growth outlook.”

CONSOLIDATED FINANCIAL RESULTS

Adjusted EBITDA for the three months ended December 31, 2011 increased to $49.8 million from $43.0 million for the three months ended December 31, 2010.

Adjusted EBITDA for the year ended December 31, 2011 increased to $179.4 million from $157.6 million for the year ended December 31, 2010. The 2010 results include a $9.1 million non-cash step acquisition – equity interest re-measurement gain associated with our acquisition of an additional interest in Black Lake. Excluding the non-cash gain, adjusted EBITDA increased by $30.9 million in 2011 compared to 2010.

On January 26, 2012, we announced a quarterly distribution of $0.65 per limited partner unit. This represents an increase of 1.6 percent over the last quarterly distribution and an increase of 5.3 percent over the distribution declared in the fourth quarter of 2010. Our distributable cash flow of $37.4 million for the three months ended December 31, 2011 provided a 1.0 times distribution coverage ratio for the quarter. The distribution coverage ratio for the last four quarters as reported was 1.1 times.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services — Adjusted segment EBITDA decreased to $38.2 million for the three months ended December 31, 2011 from $41.3 million for the three months ended December 31, 2010, reflecting planned turnaround activity and environmental remediation at East Texas, an extended planned third party outage at our Wyoming asset and the timing of expenditures. The 2010 results do not reflect our current fee-based storage arrangement for the Partnership at our Southeast Texas asset.

Adjusted segment EBITDA decreased to $144.4 million for year ended December 31, 2011 from $151.9 million for the year ended December 31, 2010, reflecting planned turnaround activity at our East Texas and Southeast Texas assets, environmental remediation at East Texas and an extended planned third party outage at our Wyoming asset, partially offset by increased gas throughput volumes and NGL production across certain assets and a third party settlement in East Texas. The 2010 results for our Southeast Texas asset include business interruption recoveries and do not reflect our current fee-based storage arrangement for the Partnership.

NGL Logistics — Adjusted segment EBITDA increased to $9.9 million for the three months ended December 31, 2011 from $1.7 million for the three months ended December 31, 2010, reflecting our acquisitions of the Marysville NGL storage facility, an additional 50% interest in Black Lake and the DJ Basin fractionators, as well as the Wattenberg capital expansion project and increased throughput on our pipelines.

Adjusted segment EBITDA increased to $36.6 million for the year ended December 31, 2011 from $19.1 million for the year ended December 31, 2010. The 2010 results included a $9.1 million non-cash step acquisition equity interest re-measurement gain associated with our acquisition of an additional interest in Black Lake. Excluding the non-cash gain, adjusted segment EBITDA increased by $26.6 million in 2011 compared to 2010, reflecting our acquisitions of the Marysville NGL storage facility, an additional 50% interest in Black Lake and the DJ Basin fractionators, as well as the Wattenberg capital expansion project and increased throughput on our pipelines.

Wholesale Propane Logistics — Adjusted segment EBITDA increased to $12.0 million for the three months ended December 31, 2011, from $8.7 million for the three months ended December 31, 2010, reflecting higher unit margins, partially offset by decreased volumes as a result of warmer weather.

Adjusted segment EBITDA increased to $35.7 million for the year ended December 31, 2011, from $20.3 million for the year ended December 31, 2010, reflecting higher unit margins, increased volumes and our acquisition of the Chesapeake propane terminal. The 2010 results include a planned outage related to our Providence terminal inspection.

CORPORATE AND OTHER

Increased depreciation and amortization expense for the three and twelve months ended December 31, 2011 reflects the Marysville NGL storage facility, the Black Lake NGL pipeline, the DJ Basin fractionators and Chesapeake wholesale propane terminal acquisitions as well as organic capital spending. Increased interest expense for the three and twelve months ended December 31, 2011 reflects acquisitions and organic capital spending as well as higher borrowing costs related to the new credit facility. General and administrative costs for the three and twelve months ended December 31, 2011 include transaction costs related to acquisitions and higher long-term incentive compensation.

CAPITALIZATION

At December 31, 2011, we had $747 million of total debt outstanding, which was comprised of $250 million of senior notes due 2015 and $497 million outstanding under our revolver. Total unused revolver capacity was $502 million. Our leverage ratio pursuant to our credit facility for the quarter ended December 31, 2011, was approximately 3.6 times. Our effective interest rate on our overall debt position, as of December 31, 2011, was 4.4 percent.

COMMODITY DERIVATIVE ACTIVITY

The objective of our commodity risk management program is to protect downside risk in our distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates an asset or liability and associated non-cash gain or loss. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.

For the three and twelve months ended December 31, 2011, commodity derivative activity and total revenues included non-cash losses of $25.4 million and non-cash gains of $22.7 million, respectively. This compares to non-cash losses of $17.0 million and $5.4 million for the three and twelve months ended December 31, 2010, respectively. Net hedge cash settlements for the three and twelve months ended December 31, 2011 were payments of $5.9 million and $29.7 million, respectively. For the three months ended December 31, 2010, net hedge cash settlements were payments of $3.7 million, which was comprised of payments of $4.0 million in monthly settlements, partially offset by receipts of $0.3 million associated with rebalancing our portfolio. For the twelve months ended December 31, 2010, net hedge cash settlements were payments of $3.6 million, which was comprised of payments of $9.8 million in monthly settlements, partially offset by receipts of $6.2 million associated with rebalancing our portfolio. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our commodity derivative contracts mitigate a portion of the risk of weakening commodity prices thereby stabilizing distributable cash flows.

EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss fourth quarter and year end results on Tuesday, February 28, 2012 at 9 a.m. ET. The dial-in number for the call is 1-877-317-6789 in the United States or 1-412-317-6789 outside the United States. A live webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ website at http://www.dcppartners.com. The call will be available for replay one hour after the end of the conference until 9 a.m. ET on March 7, 2012, by dialing 1-877-344-7529 in the United States, or 1-412-317-0088 outside the United States. The replay conference number is 10010601. A replay, transcript and presentation slides in PDF format will also be available by accessing the Investor section of the partnership’s website.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, and adjusted net income per unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation or as an alternative to our financial measures presented in accordance with GAAP, including net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long term, our operating or earnings capacity. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity and performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less non-cash commodity derivative gains for that segment, plus depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense for that segment. Our adjusted EBITDA equals the sum of our adjusted segment EBITDAs, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as supplemental performance measure by our management and we believe by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities; and

•

in the case of Adjusted EBITDA, the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partners, and finance maintenance capital expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, processes, transports and markets natural gas, transports, stores and markets natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

CAUTIONARY STATEMENTS

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s periodic reports most recently filed with the Securities and Exchange Commission, including its most recent Form 10-K and most recent Form 10-Q. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP

FINANCIAL RESULTS AND

SUMMARY BALANCE SHEET DATA

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	As Reported in 2010	2011	2010	As Reported in 2010
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$370.1	$336.6	$336.6	$1,413.3	$1,162.7	$1,162.7
Transportation, processing and other	48.3	32.3	32.3	163.2	115.3	115.3
(Loss) gain from commodity derivative activity, net	(31.2)	(20.5)	(20.5)	(6.7)	(8.5)	(8.5)

Total operating revenues	387.2	348.4	348.4	1,569.8	1,269.5	1,269.5
Purchases of natural gas, propane and NGLs	(323.2)	(293.9)	(293.9)	(1,229.8)	(1,032.6)	(1,032.6)
Operating and maintenance expense	(28.1)	(21.0)	(21.0)	(105.4)	(79.8)	(79.8)
Depreciation and amortization expense	(20.4)	(18.0)	(18.0)	(81.0)	(73.7)	(73.7)
General and administrative expense	(10.3)	(8.7)	(8.7)	(37.3)	(33.7)	(33.7)
Step acquisition — equity interest re-measurement gain	—	—	—	—	9.1	9.1
Other income	0.1	—	—	0.5	4.0	4.0

Total operating costs and expenses	(381.9)	(341.6)	(341.6)	(1,453.0)	(1,206.7)	(1,206.7)

Operating income	5.3	6.8	6.8	116.8	62.8	62.8
Interest expense	(8.9)	(7.1)	(7.1)	(33.9)	(29.1)	(29.1)
Earnings from unconsolidated affiliates	8.3	9.2	5.2	36.9	38.2	23.8
Income tax expense	(0.2)	0.2	0.2	(0.6)	(0.3)	(0.3)
Net income attributable to noncontrolling interests	(6.0)	(4.8)	(4.8)	(18.8)	(9.2)	(9.2)

Net (loss) income loss attributable to partners	$(1.5)	$4.3	$0.3	$100.4	$62.4	$48.0
Net income attributable to predecessor operations	—	(4.0)	—	—	(14.4)	—
General partner’s interest in net income	(6.7)	(4.8)	(4.8)	(25.2)	(16.9)	(16.9)

Net (loss) income allocable to limited partners	$(8.2)	$(4.5)	$(4.5)	$75.2	$31.1	$31.1

Net (loss) income per limited partner unit—basic	$(0.19)	$(0.12)	$(0.12)	$1.73	$0.86	$0.86
Net (loss) income per limited partner unit—diluted	$(0.18)	$(0.12)	$(0.12)	$1.72	$0.86	$0.86

Weighted-average limited partner units outstanding—basic	44.5	39.0	39.0	43.5	36.1	36.1
Weighted-average limited partner units outstanding—diluted	44.6	39.0	39.0	43.6	36.1	36.1

	December 31, 2011	December 31, 2010	As Reported December 31, 2010
	(Millions)
Cash and cash equivalents	6.7	6.7	6.7
Other current assets	233.2	225.3	226.4
Property, plant and equipment, net	1,181.8	1,097.1	1,169.1
Other long-term assets	481.9	484.1	298.4

Total assets	$1,903.6	$1,813.2	$1,700.6

Current liabilities	269.2	211.2	211.2
Long-term debt	746.8	647.8	647.8
Other long-term liabilities	46.7	103.4	103.4
Partners’ equity	628.5	630.7	518.1
Noncontrolling interests	212.4	220.1	220.1

Total liabilities and equity	$1,903.6	$1,813.2	$1,700.6

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	As Reported in 2010	2011	2010	As Reported in 2010
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net (loss) income attributable to partners	$(1.5)	$4.3	$0.3	$100.4	$62.4	$48.0
Interest expense	8.9	7.1	7.1	33.9	29.1	29.1
Depreciation, amortization and income tax expense, net of noncontrolling interest	17.0	14.6	14.6	67.8	60.7	60.7
Non-cash commodity derivative mark-to-market	25.4	17.0	17.0	(22.7)	5.4	5.4

Adjusted EBITDA	49.8	43.0	39.0	179.4	157.6	143.2
Interest expense	(8.9)	(7.1)	(7.1)	(33.9)	(29.1)	(29.1)
Depreciation, amortization and income tax expense, net of noncontrolling interest	(17.0)	(14.6)	(14.6)	(67.8)	(60.7)	(60.7)
Other	0.5	(1.4)	(1.4)	2.2	(1.4)	(1.4)

Adjusted net income attributable to partners	24.4	19.9	15.9	79.9	66.4	52.0

Maintenance capital expenditures, net of reimbursable projects	(2.9)		(1.5)	(9.5)		(5.6)
Distributions from unconsolidated affiliates, net of earnings	1.6		0.9	9.3		6.2
Depreciation and amortization, net of noncontrolling interest	17.0		14.8	67.4		60.5
Step acquisition — equity interest re-measurement gain	—		—	—		(9.1)
Proceeds from sale of assets, net of noncontrolling interest	1.4		0.1	3.9		6.3
Impact of minimum volume receipt for throughput commitment	(4.4)		(2.3)	(0.9)		(0.8)
Other	0.3		—	0.3		(1.0)

Distributable cash flow(1)	$37.4		$27.9	$150.4		$108.5

Adjusted net income attributable to partners	$24.4	$19.9	$15.9	$79.9	$66.4	$52.0
Net income attributable to predecessor operations	—	(4.0)	—	—	(14.4)	—
General partner’s interest in net income	(7.0)	(4.9)	(4.9)	(25.1)	(16.9)	(16.9)

Adjusted net income allocable to limited partners	$17.4	$11.0	$11.0	$54.8	$35.1	$35.1

Adjusted net income per unit—basic and diluted	$0.39	$0.28	$0.28	$1.26	$0.97	$0.97

Net cash provided by operating activities	$55.2	$2.8	$10.4	$204.1	$139.7	$140.8
Interest expense	8.9	7.1	7.1	33.9	29.1	29.1
Distributions from unconsolidated affiliates, net of earnings	(1.6)	10.7	(0.9)	(9.3)	9.3	(6.2)
Net changes in operating assets and liabilities	(27.6)	13.8	13.8	10.0	(12.8)	(12.8)
Net income or loss attributable to noncontrolling interests, net of depreciation and income tax	(9.6)	(8.0)	(8.0)	(32.6)	(22.5)	(22.5)
Non-cash commodity derivative mark-to-market	25.4	17.0	17.0	(22.7)	5.4	5.4
Step acquisition — equity interest re-measurement gain	—	—	—	—	9.1	9.1
Other, net	(0.9)	(0.4)	(0.4)	(4.0)	0.3	0.3

Adjusted EBITDA	49.8	43.0	39.0	179.4	157.6	143.2

Interest expense	(8.9)		(7.1)	(33.9)		(29.1)
Maintenance capital expenditures, net of reimbursable projects	(2.9)		(1.5)	(9.5)		(5.6)
Distributions from unconsolidated affiliates, net of earnings	1.6		0.9	9.3		6.2
Step acquisition — equity interest re-measurement gain	—		—	—		(9.1)
Proceeds from sale of assets, net of noncontrolling interest	1.4		0.1	3.9		6.3
Other	(3.6)		(3.5)	1.2		(3.4)

Distributable cash flow(1)	$37.4		$27.9	$150.4		$108.5

(1)	For periods prior to 2011, distributable cash flow has not been calculated under the pooling method.

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

SEGMENT FINANCIAL RESULTS AND OPERATING DATA

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	As Reported in 2010	2011	As Reported in 2010
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$37.4	$27.9	$150.4	$108.5
Distributions declared	$36.7	$30.0	$139.0	$107.3

Distribution coverage ratio	1.02x	0.93x	1.08x	1.01x

Distributable cash flow	$37.4	$27.9	$150.4	$108.5
Distributions paid	$34.9	$27.4	$132.3	$101.9

Distribution coverage ratio — paid	1.07x	1.02x	1.14x	1.07x

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	As Reported in 2010	2011	2010	As Reported in 2010
	(Millions, except per unit amounts)
Natural Gas Services Segment:
Financial results:
Segment net (loss) income attributable to partners	$(2.1)	$10.4	$6.4	110.7	$91.7	$77.3
Non-cash loss (gain) commodity derivative mark-to-market	26.4	17.1	17.1	(22.4)	4.4	4.4
Depreciation and amortization expense	17.5	17.0	17.0	69.9	69.1	69.1
Noncontrolling interest on depreciation and income tax	(3.6)	(3.2)	(3.2)	(13.8)	(13.3)	(13.3)

Adjusted segment EBITDA	$38.2	$41.3	$37.3	$144.4	$151.9	$137.5

Operating and financial data:
Natural gas throughput (MMcf/d)	1,176	1,297	1,180	1,209	1,272	1,168
NGL gross production (Bbls/d)	38,599	42,887	34,482	39,426	40,962	33,521
Operating and maintenance expense	$19.4	$15.3	$15.3	$74.4	$63.5	$63.5
NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	7.8	$1.0	$1.0	28.4	$16.5	$16.5
Depreciation and amortization expense	2.1	0.7	0.7	8.2	2.6	2.6

Adjusted segment EBITDA	$9.9	$1.7	$1.7	$36.6	$19.1	$19.1

Operating and financial data:
NGL pipelines throughput (Bbls/d)	76,814	36,113	36,113	62,555	38,282	38,282
Operating and maintenance expense	$4.6	$1.4	$1.4	$15.9	$3.7	$3.7
Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$12.2	$8.5	$8.5	$33.1	$17.4	$17.4
Non-cash (gain) loss commodity derivative mark-to-market	(1.0)	(0.1)	(0.1)	(0.3)	1.0	1.0
Depreciation and amortization expense	0.8	0.3	0.3	2.9	1.9	1.9

Adjusted segment EBITDA	$12.0	$8.7	$8.7	$35.7	$20.3	$20.3

Operating and financial data:
Propane sales volume (Bbls/d)	27,141	28,902	28,902	24,743	22,350	22,350
Operating and maintenance expense	$4.1	$4.3	$4.3	$15.1	$12.6	$12.6

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Q111	Q211	Q311	Q411	Year ended December 31, 2011
	(Millions, except as indicated)
Net (loss) income attributable to partners	$(5.9)	$41.5	$66.3	$(1.5)	$100.4
Maintenance capital expenditures, net of reimbursable projects	(1.7)	(2.3)	(2.6)	(2.9)	(9.5)
Depreciation and amortization expense, net of noncontrolling interests	16.4	16.8	17.2	17.0	67.4
Non-cash commodity derivative mark-to-market	33.7	(21.8)	(60.0)	25.4	(22.7)
Distributions from unconsolidated affiliates, net of losses and earnings	2.7	2.7	2.3	1.6	9.3
Proceeds from asset sales and assets held for sale, net of noncontrolling interests	0.2	—	2.3	1.4	3.9
Impact of minimum volume receipt for throughput commitment	0.8	1.3	1.4	(4.4)	(0.9)
Non-cash interest rate derivative mark-to-market	0.2	0.8	0.7	0.5	2.2
Other	—	—	—	0.3	0.3

Distributable cash flow	$46.4	$39.0	$27.6	$37.4	$150.4

Distributions declared	$33.4	$34.0	$34.9	$36.7	$139.0

Distribution coverage ratio	1.39x	1.15x	0.79x	1.02x	1.08x
Distributable cash flow	$46.4	$39.0	$27.6	$37.4	$150.4

Distributions paid	$30.0	$33.4	$34.0	$34.9	$132.3

Distribution coverage ratio — paid	1.55x	1.17x	0.81x	1.07x	1.14x